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EXHIBIT 99.1



February 4, 2000

Dear Stockholder:

We are writing to advise you that we expect to complete a financing under which Essex Woodlands Health Ventures Fund IV, L.P. ("Essex"), a venture capital fund, will invest $5 million in HealthGrades.com. In connection with the financing, Essex will receive 2.5 million shares of our common stock and five year warrants to purchase 875,000 shares of our common stock at a purchase price of $4.00 per share. In addition, some of our executive officers will invest an aggregate of $3.2 million and will receive an aggregate of 1.6 million shares of common stock and five year warrants to purchase 560,000 shares of common stock at $4.00 per share. We currently anticipate that the executive officers will pay for their investment through cancellation of $3.2 million in notes that were issued to the executive officers in connection with a loan they made to us in December 1999. The loan was made to facilitate our purchase of a portion of the minority interest in our Internet health care information subsidiary, thereby enabling us to increase our ownership of that subsidiary to 90%. Also, Punk, Ziegel & Company Investors LLC and affiliate will invest $270,000 and will receive 135,000 shares of common stock and five year warrants to purchase 47,250 shares of common stock at $4.00 per share. Consummation of the financing is subject to certain conditions, including revision of payment terms under our bank credit facility.

Because the shares to be issued in the financing exceed 20% of the voting power of shares of our common stock outstanding prior to the transaction, and because management is participating in the transaction, we would normally be required under Nasdaq rules to obtain stockholder approval before completing the transaction. However, because the delay involved in securing stockholder approval would seriously jeopardize our financial viability, we have asked Nasdaq to approve our reliance on an exception to the stockholder approval requirements. Our Audit Committee has approved our reliance on the exception, and Nasdaq is permitting us to proceed in reliance on the exception.

The securities to be issued in the transaction will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. In addition, please note that this letter contains forward-looking statements addressing the anticipated completion of the proposed financing and the nature of the investments by Essex, some of our executive officers and Punk, Ziegel & Company Investors LLC and affiliate. Actual results may differ materially from those described in such forward looking statements due to several factors, including the failure of HealthGrades.com to satisfy the closing conditions applicable to it or the occurrence of events that delay or prevent the closing of the financing.

Sincerely,

/s/ Kerry R. Hicks
Kerry R. Hicks, CEO